                                                                    Exhibit 99.1

-------------------------------------------------------------------------
AMERICAN ITALIAN PASTA COMPANY                                          -NEWS
                                                                        -RELEASE

Contact:
George Shadid -
EVP & Chief Financial Officer
816-584-5621
gshadid@aipc.com

FOR IMMEDIATE RELEASE

                      American Italian Pasta Company Delays
             Third Quarter Earnings Release and Filing of Form 10-Q

                     Audit Committee Investigation Underway

                          Impairment Charges and Other
                    Financial Statement Adjustments Outlined

KANSAS CITY,  MO, August 9, 2005 --- American  Italian  Pasta Company  announced today that it is  delaying  the  release of its full  financial  results for the third fiscal  quarter ended July 1, 2005, and is also delaying the filing of its third quarter Form 10-Q with the Securities and Exchange  Commission  (SEC). The
Company stated that its Audit Committee is conducting an internal  investigation of certain  accounting  procedures and practices and certain other matters.  The
Company  also  outlined   impairment  charges  and  other  financial   statement
adjustments  that will be recorded  and  provided  an  overview of its  business results for the third quarter.

EARNINGS RELEASE AND FILING OF FORM 10-Q

The Company's third quarter Form 10-Q, due on August 10, 2005, and the Company's previously  planned August 10, 2005 earnings release are being delayed until the
Audit  Committee has completed its review of the matters that are the subject of its  internal  investigation.  The Company will file its Form 10-Q as soon as is practicable  but does not  currently  expect that it will be able to file within the five day extension period provided for under SEC Rule 12b-25. The conference call originally scheduled for August 10, 2005 has been cancelled.

While the Company's core operations  (financial results exclusive of the charges outlined  below in "Financial  Statement  Adjustments")  were  profitable in the third quarter,  such operations did not meet internal  expectations and were not consistent with the third quarter results contemplated in the full-year earnings guidance  outlined  earlier by the Company.  Combined with the charges  outlined below,  the  Company  expects  to  record a  significant  net loss for the third quarter ended July 1, 2005, leading to a net loss for the 2005 fiscal year.

                                     -more-

AIPC
August 9, 2005

While the  Company  expects to operate  profitably  in the  fourth  quarter  and
generate   positive   free  cash  flow   (operating   cash  flow  less   capital
expenditures),  it will not  achieve in fiscal year 2005 the  expected  range of margin performance, overall profitability and free cash flow as set forth in the
Company's earnings release on April 27, 2005.

AUDIT COMMITTEE INTERNAL INVESTIGATION

The Company's Audit Committee has recently commenced an internal  investigation, undertaken at the  Committee's own  initiative,  of certain  matters  including:
certain accounting procedures and practices including those relating to material weaknesses in internal controls  identified by the Company (as described below);
financial  statement  adjustments  (as outlined  later in this  release) and the circumstances  surrounding  such  adjustments;  and,  certain  transactions  and possible  past  accounting  errors and their  causes.  The Audit  Committee  has retained  outside counsel to assist with its  investigation  and outside counsel has engaged forensic accountants. The Company's external auditors, Ernst & Young
LLP, have been  notified of the internal  investigation.  The Company  indicated
that the  investigation  relates to transactions and other matters  occurring as early as the Company's 2000 fiscal year.

The internal  investigation has not yet been completed and the Company indicated
that  financial  statement  adjustments  might be necessary in addition to those outlined in this release.  Until the internal  investigation is completed by the
Audit  Committee and any financial  statement  adjustments  and their causes are determined,  the Company's  third quarter results and any impact on prior period results cannot be finalized.

The Company also stated that in late 2004 and early 2005, it received  inquiries from the Philadelphia and New York Stock Exchanges  concerning  trading activity in the Company's  stock, by persons outside of the Company,  during time periods surrounding  certain of the Company's  public  announcements.  As is the routine practice of the exchanges, the staff of the SEC was advised of the inquiries. In
March  2005,  the  Company  initiated  contact  with  the SEC  staff  and  began discussions  with the  staff  regarding  information  relating  to the  exchange inquiries. The Company has had ongoing discussions with and has voluntarily been
providing  relevant   information  to  the  SEC  staff.  These  discussions  and disclosures  are in keeping with the  Company's  policy to assist and  cooperate with inquiries by an exchange or government  regulatory  authority.  Some of the issues  under  discussion  with the SEC staff  relate to certain of the subjects addressed below. The SEC staff's review is ongoing and the Company is continuing to cooperate with the staff's efforts.

FINANCIAL STATEMENT ADJUSTMENTS

The  Company  intends  to  record  adjustments  totaling  $60.7  million  in its financial  statements that are primarily  non-cash charges (all but $3.7 million are non-cash items). The adjustments, described below, are summarized as follows
(in millions):

         Impairment charges                                    $36.7
         Low and reduced carb inventory write-downs              5.2
         Other financial statement adjustments                  18.8
                                                               -----
         Total                                                 $60.7

                                     -more-

AIPC
August 9, 2005

Impairment Charges

The Company expects  impairment charges (non-cash) will be recorded in the third quarter  aggregating  $36.7  million on a pre-tax  basis.  The  charges  include impairments of intangible assets and property, plant and equipment as follows:

Intangibles - Brands and Trademarks:  Certain of the Company's pasta brands have experienced  declines in sales volume and related  revenues  over recent  months resulting in corresponding declines in market share and profitability (primarily the Golden  Grain-Mission  and R&F brands).  The recent operating trends and the currently  forecasted future  performance for these brands differ  significantly from the  Company's  earlier  expectations.  In  accordance  with SFAS No. 142 -
"Goodwill and Other Intangible  Assets",  the recoverability of these intangible assets has been evaluated and the Company has determined  that  impairments  now exist. Accordingly, pre-tax impairment charges of $35.1 million will be recorded in the third quarter.

Long Lived Assets - Property, Plant and Equipment: During the third quarter, the
Company identified certain manufacturing  equipment that will not be utilized in the Company's future  operations.  In accordance with SFAS No. 144 - "Accounting for the Impairment or Disposal of Long Lived Assets", the Company will record in the third  quarter a write-down  of the  asset-carrying  values to estimated net realizable  value,  that  will  result in a  pre-tax  impairment  charge of $1.6 million.

Low and Reduced Carb Inventory Write-downs

Sales trends of the  Company's  low and reduced carb  products  have declined in recent months and the sales  outlook has continued to diminish.  The Company now expects that certain inventories related to these product lines are in excess of levels that will ultimately be sold and the carrying value will not otherwise be recovered.  Accordingly,  third quarter results will include non-cash  inventory write-downs of $5.2 million on a pre-tax basis.

Material Weaknesses in Internal Controls

As  previously  disclosed in the  Company's  second  quarter  10-Q,  the Company identified certain material  weaknesses in internal controls in conjunction with its preparation to fulfill the requirements of Section 404 of the Sarbanes-Oxley
Act.  During  the third  quarter  the  Company  identified  additional  material weaknesses in internal controls relating to certain fixed asset accounting.  The
Company has commenced the development and implementation of procedures  designed to remediate the  identified  weaknesses.  The Company's  Audit  Committee  will oversee the remediation efforts.

Other Financial Statement Adjustments

Related  to the  material  weaknesses  identified,  as well as other  market and business  conditions,  it is  expected  that the  financial  statements  will be adjusted  by  recording  charges  aggregating  $18.8  million.  These  financial statement adjustments are comprised primarily of the following:

                                     -more-

AIPC
August 9, 2005

     Promotional  allowances and related customer  deduction  receivables - $6.6 million  of  additional  expense  will  be  recorded  and is  comprised  of increases in accrued  promotional  liabilities  of $3.7 million  (resulting from updated estimates of prior periods  promotional  expenses incurred but not  yet  paid)  and  write-downs  of  $2.9  million  related  to  customer receivables determined to be uncollectible.

     Spare parts inventory - Write-downs  totaling $5.4 million will be recorded related to physical  inventory  shortages,  valuation  adjustments  and the adjustment  of  obsolescence  reserves  for  spare  parts  to  reflect  the
     Company's  anticipated  recoverability on the disposition of certain excess or obsolete parts.

     Inventory  valuation - The Company's reserves for slow moving,  damaged and discontinued  inventories  will be increased by $4.1 million  (exclusive of the  write-downs  related to low and  reduced  carb  inventories,  as noted
     above) to reflect the anticipated  recoverability of certain inventories in excess of  identified  requirements.  In addition,  the  carrying  value of inventory  will be reduced by $600,000,  consisting of  adjustments  to the allocation of overhead expenses relating to production costs.

     Dispositions  of fixed assets - It was determined  that certain fixed asset retirements  occurring  in prior  periods were not recorded by the Company.
     Accordingly,  losses on  dispositions of fixed assets totaling $1.9 million will be recorded in the financial statements.

CONTINUING FINANCIAL REVIEW

The Company and the Audit Committee are currently  assessing the extent to which the above  adjustments  discussed  in "Other  Financial  Statement  Adjustments"
correct  errors in prior  reporting  periods  or are  changes in  estimates.  In
addition,   the  Company  is  evaluating   certain  other  financial   statement
adjustments,  aggregating up to approximately $4.2 million, that may be recorded to correct  errors in the prior  reporting  periods of fiscal years 2000 through
2004 and that were  considered  immaterial at the time.  The Audit  Committee is also investigating  certain transactions  unrelated to the adjustments otherwise discussed  above that are  currently  estimated to total less than $1.0 million.
Accordingly,  the impact these financial statement  adjustments will have on the third quarter results or on prior period financial  statements,  if any, has not yet been determined. The Company's and the Audit Committee's reviews are ongoing and could result in additional or revised adjustments.

THIRD QUARTER BUSINESS OVERVIEW

An overview of the significant items affecting the third quarter results for the
Company's core operations  (financial  results exclusive of the charges outlined above in  "Financial  Statement  Adjustments")  and the  Company's  bank  credit agreement follows:

                                     -more-

AIPC
August 9, 2005

Core Operations Performance

The third quarter contribution to consolidated operating profit by the Company's core operations is expected to be as follows (in millions):

            Revenues                                $ 90.2
            Operating profit                        $  7.1
            as a percentage of revenues                7.9%

Revenues:  Revenues were lower than the prior year, in part, as  contemplated in the  Company's  business  plan for 2005  that  targets  a  smaller  base of more
profitable  volume.  As  expected,   significant  price  increases   implemented
throughout the year and the  elimination of certain branded  promotional  events resulted in lower sales volume.  In the third  quarter,  however,  revenues were lower than  expected  primarily  due to  negative  sales mix,  lower  volume and incremental branded trade promotion spending.

The Company's  third quarter  revenues from core  operations were $90.2 million, down 13% from the prior year's quarter as follows:

     Retail  revenues:  In the quarter,  the Company's retail revenues from core operations  were  $64.1  million,  a  decrease  of $9.7  million  or 13% as compared to the prior year's quarter.  The decrease resulted primarily from lower  branded sales and $3.9 million less in sales of low and reduced carb products.  These revenue decreases were offset, in part, by slightly higher private label revenues during the third quarter resulting from recent price increases.

     During  the  third  quarter,   the  Company's  retail  volume  declined  by
     approximately 13% as compared to the prior year's quarter  (including a 21%
     reduction  in  branded  volume  and a 7%  decrease  in  private  label/club
     volume).   Branded  volume  reductions  were  driven  primarily  by  Golden
     Grain-Mission   brand   declines  of  55%,  a  reduction  in   unprofitable
     promotional  events and lower  reduced  carb  sales.  Industry-wide  retail consumption of dry pasta (as measured by ACNielsen)  increased in volume by
     1.6% for the 13-week  period  ended July 9, 2005 as compared to a year ago.
     Private label volume decreased, as anticipated,  due to the loss of certain lower margin volume resulting from recent price increases.

     Institutional  revenues: In the third quarter, the Company's  institutional revenues were $26.1 million,  a decrease of $3.2 million or 11% as compared to the prior year's  quarter.  Volume declined during the quarter by 16% in certain high volume, low margin ingredient business, due in part to planned reductions.

Cost of goods sold:  Product  costs were higher than  expected  during the third
quarter  due  to  continued   unfavorable   trends  in   transportation   costs,
energy-related  expenses,  by-product sales prices and production volume, all of which contributed to an increase in per unit costs.

General  and  administrative  costs:  G&A costs were  significantly  higher than expected  and  increased  from last  year's  quarter  primarily  due to expenses associated with  Sarbanes-Oxley  Section 404 compliance and higher  professional fees.

                                     -more-

AIPC
August 9, 2005

Kenosha plant operations: The Kenosha plant has been operating in a limited mode over the last nine  months in  response  to  industrial  customer  demand and to re-balance  production,  inventory  and the supply  chain.  Consistent  with the
Company's  original  restructuring  strategy,  the Kenosha facility was recently placed back into idle mode.  The Company  will  continue to evaluate  the future strategy for the facility and, in the  meantime,  it will be available as needed to meet future production requirements.

Bank Credit Agreement

On July 19,  2005,  the  Company  received  a waiver  from  its bank  group  for non-compliance with certain covenants contained in its bank credit agreement for the third quarter of fiscal year 2005.  During the waiver period,  which expires on September 16, 2005, the Company will continue discussions with the bank group regarding an amendment to certain  financial  covenants  and other terms for the third quarter and the remaining term of the credit  agreement,  which expires on
October 2, 2006.  If the  amendment  is not  completed by the end of the initial waiver period,  the Company will seek a waiver  allowing for additional  time to complete an amendment to the bank credit agreement.

As  part  of  the  waiver  agreement,   the  Company  agreed  to  accelerate  by
approximately  2 1/2-  months  the  annual  reduction  in the  revolving  credit facility  set  forth  in  the  credit  agreement.  The  $30  million  reduction, originally  scheduled  for  October 1, 2005,  results  in the  Company's  credit facility  becoming $290 million  (comprised of a $190 million  revolving  credit facility and a $100 million  term loan).  In addition,  the Company has informed its  lenders  that it does not  intend to declare  or pay  dividends  during the waiver  period.  The  Company  will  evaluate  its  future  dividend  policy  in connection with future borrowing arrangements.

Until the Company's amendment process is completed and the covenants are revised going-forward, generally accepted accounting principles require that the Company reclassify its bank debt from long-term to a short-term liability on its balance sheet.  Accordingly,  if the July 1,  2005  balance  sheet is  issued  before an amendment to the credit  facility is  finalized,  long-term  debt related to the credit facility of $276.8 million will be classified as a current liability. The
Company  believes that net cash flow expected to be generated  from  operations, combined with available  borrowings under its credit facilities and current cash on hand will be  sufficient  to fully meet its  expected  capital and  liquidity needs for the foreseeable future, assuming the Company obtains an amended credit agreement not requiring  significant  principal reduction in the coming year. At the end of the third quarter, the Company had cash balances of $13.7 million and
$12.3 million was available under its revolving  credit facility (as adjusted by the waiver agreement discussed above).

Founded  in 1988 and based in Kansas  City,  Missouri,  American  Italian  Pasta
Company is the largest producer and marketer of dry pasta in North America.  The
Company  has five  plants  that are  located  in  Excelsior  Springs,  Missouri;
Columbia, South Carolina; Tolleson, Arizona; Kenosha, Wisconsin and Verolanuova,
Italy. The Company has  approximately 600 employees located in the United States and Italy.

                                     -more-

AIPC
August 9, 2005

In this press release,  the Company has provided information about the Company's
"core operations". Revenues from core operations is a non-GAAP financial measure which is useful to investors to understand,  in part, the Company's sales levels and  performance.  The amount shown is greater than the total reported  revenues under  GAAP  because  of the impact of  certain  adjustments  discussed  in this release  totaling $3.8 million.  Operating profit from core operations is also a non-GAAP financial measure which is useful to investors to understand,  in part, the Company's profitability and operating performance.  The amount shown differs from the total  operating  profit  under  GAAP  because of the impact of certain adjustments  discussed  in  this  release  (the  amounts  of  which  are not yet finalized).  The Company has provided information about the Company's "free cash flow" which management  believes provides useful information about the Company's cash generation.  Also, these measures are used internally by management and the
Board of Directors to evaluate business  performance.  These measures may not be comparable to a similarly titled measure of another company.

When used in this  release and  documents  referenced,  the words  "anticipate,"
"believe,"  "estimate," and "expect" and similar expressions,  as they relate to
the  Company  or  its  management  are  intended  to  identify   forward-looking
statements, but are not the exclusive means of identifying these statements. The statements by the Company  regarding the expected third quarter,  fourth quarter and full fiscal year 2005 financial results, the adjustments expected to be made to the  Company's  financial  statements,  the  expected  level  of  adjustments resulting from the internal investigation by the Audit Committee,  the SEC staff review and the timing of the finalization of the Company's bank credit agreement amendment  are all  forward-looking  and based on current  expectations.  Actual future results or events could differ  materially from those anticipated by such forward-looking  statements.  The  differences  could be  caused  by a number of factors, including, but not limited to, the completion and findings of the Audit
Committee  internal  investigation,  the SEC staff review, and the timing of the finalization of financial  statement  adjustments  and the  conclusions  reached regarding  financial  reporting and the willingness of the Company's  lenders to amend the terms of the credit agreement.  In addition,  future operating results are  impacted  by a  number  of  factors,  including  but not  limited  to,  our dependence on a limited  number of customers  for a  substantial  portion of our revenue,  our ability to fully implement our restructuring  program, our ability to obtain  necessary  raw materials  and minimize  fluctuations  in raw material prices,  the impact of the highly  competitive  environment in which we operate, our reliance  exclusively on a single product  category,  our ability to attract and retain key  personnel,  and our ability to  cost-effectively  transport  our products.  For additional  discussion of the principal  factors that could cause actual  results  to be  materially  different,  refer to our report on Form 10-K dated  December 10, 2004 filed by the Company with the  Securities  and Exchange
Commission.  The Company will not update any forward-looking  statements in this press release to reflect future events.

                                      ###